Exhibit 99.2


December 20, 2002


Dear AvantGo Employees,

By now, you have heard that the AvantGo Board of Directors and the Sybase Board of Directors have voted to approve the acquisition of AvantGo by Sybase, and that we have signed an agreement to that effect.
[http://avantgo.com/news/press/press_archive/2002/release12_2-_02.htm].

Upon completion of the deal, which is currently expected toward the end of Q1 2003, the employees, products and services of AvantGo will join Sybase's iAnywhere Solutions subsidiary. We believe that this is a good strategic fit for both our technology and culture.

As most of you know, Sybase has a 17-year history, starting as a database company and evolving into an enterprise integration company with a comprehensive suite of e-Business solutions. With $926 million in revenue in 2001, Sybase has significant resources, including a global channel with approximately 4,000 employees operating in 60 countries worldwide. According to Gartner Dataquest, its iAnywhere Solutions subsidiary currently has 73% market share of the mobile database market, and a key strength is its strong partner channel of more than 700 embedded database partners worldwide.

By joining the Sybase iAnywhere Solutions team, we believe there will be more opportunities for our products and the My AvantGo service around the world. We also believe that joining a larger organization will provide additional opportunities for our employees to contribute to the future success of the new organization, one backed by Sybase's significant global strength and resources.

To facilitate the transition, I (or my designee) will act as the focal point for all transition information on behalf of the AvantGo team. The Sybase transition co-leads will be Mark Westover and Chuck Lownie.

We know everyone has additional questions and we will address those with Sybase representatives at an All-Hands Meeting in the Hayward Kitchen on Friday, 12/20 at 10AM. The dial-in number for the field will be sent via separate email.

In the meantime, please join me in helping to make this union a success.

Sincerely,

David Pratt
AvantGo President & CEO


In connection with the merger, AvantGo will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF AVANTGO ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, AvantGo, 25881 Industrial Boulevard, Hayward, CA 94545 (Telephone: (510) 259-4000). In addition, documents filed with the SEC by AvantGo will be available free of charge at the SEC's web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of AvantGo in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by AvantGo with the SEC.

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase's acquisition of AvantGo, future growth, the completion of the acquisition and Sybase's plans following completion of the acquisition are by nature forward-looking statements that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include shifts in customer demand, rapid technological changes, availability and quality of third party content, competitive factors, unanticipated delays in scheduled product availability or other risks and uncertainties associated with a merger. Some of the risks are detailed from time to time in AvantGo and Sybase's Securities and Exchange Commission filings, including but not limited to their Annual Report on Form 10-K and their quarterly reports on Form 10-Q (copies of which can be viewed on AvantGo's and Sybase's Web sites).